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                                                                    Exhibit 4(c)
                                   LIBBEY INC.
                        2002 EMPLOYEE STOCK PURCHASE PLAN

                 (Conformed through the First Amendment Thereto)

                                   ARTICLE I.
                  PURPOSE, SCOPE AND ADMINISTRATION OF THE PLAN

1.1      PURPOSE AND SCOPE

         The purpose of the Libbey Inc. 2002 Employee Stock Purchase Plan is to assist employees of Libbey Inc. and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended.

1.2      ADMINISTRATION OF PLAN

         The Plan shall be administered by the Committee. The Committee shall have the power to make, amend and repeal rules and regulations for the interpretation and administration of the Plan consistent with the qualification of the Plan under Section 423 of the Code, and the Committee also is authorized to change the Option Periods, Offering Dates and Exercise Dates under the Plan by providing written notice to all Employees prior to the date following which such changes will take effect. The Committee may delegate administrative tasks under the Plan to one or more Employees. The Committee's interpretation and decisions in respect to the Plan shall be final and conclusive.

                                   ARTICLE II.
                                   DEFINITIONS

         Whenever the following terms are used in this Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.

2.1      "BOARD" shall mean the Board of Directors of the Company.

2.2      "CODE" shall mean the Internal Revenue Code of 1986, as amended.

2.3 "COMMITTEE" shall mean the Compensation Committee of the Board, which Committee shall administer the Plan as provided in Section 1.2 above.

2.4      "COMMON STOCK" shall mean shares of common stock of the Company.

2.5      "COMPANY" shall mean Libbey Inc.

2.6 "COMPENSATION" shall mean the base wages, overtime, shift differentials, vacation pay, salaried production schedule premiums, holiday pay, jury duty pay, funeral leave pay, military pay, prior week adjustments and weekly bonus pay paid to an Employee by the Company or a Designated Subsidiary in accordance with established payroll procedures.

2.7 "DESIGNATED SUBSIDIARY" means the Subsidiaries that have been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan.

2.8 "ELIGIBLE EMPLOYEE" shall mean an Employee who (a) is customarily scheduled to work at least 20 hours per week, (b) whose customary employment is more than five (5) months in a calendar year, (c) who has been employed since December 31 of the year





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         preceding the Offering Date, and (d) with respect to any Option Period, who is not a member of a collective bargaining unit that has refused to participate in the Plan with respect to such Option Period.

2.9      "EMPLOYEE" shall mean any employee of the Company or a Designated
         Subsidiary.

2.10     "EXERCISE DATE" shall mean each May 31.

2.11 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

2.12 "FAIR MARKET VALUE" of a share of Common Stock as of a given date shall mean (i) the closing price of the sale of Common Stock on the New York Stock Exchange (NYSE) as of 4:00 P.M., New York time on such date or, if not traded on such date, on the immediately preceding trading date, or (ii) if Common Stock is not quoted on NYSE, the fair market value of a share of Common Stock as established by the Committee acting in good faith.

2.13 "OFFERING DATE" shall mean each June 1, with the first Offering Date under the Plan being June 1, 2002.

2.14 "OPTION PERIOD" shall mean the period beginning on an Offering Date and ending on the next succeeding Exercise Date.

2.15 "OPTION PRICE" shall mean the purchase price of a share of Common Stock hereunder as provided in Section 4.1 below.

2.16 "PARTICIPANT" shall mean any Eligible Employee who elects to participate.

2.17 "PLAN" shall mean this Libbey Inc. 2002 Employee Stock Purchase Plan, as it may be amended from time to time.

2.18 "PLAN ACCOUNT" shall mean a bookkeeping account established in the name of each Participant.

2.19 "SUBSIDIARY" shall mean any corporation of which the Company directly or indirectly owns stock possessing 50% or more of the total combined voting power of all classes of stock in the corporation.

                                  ARTICLE III.
                                  PARTICIPATION

3.1      ELIGIBILITY

          An Eligible Employee may participate in the Plan if immediately after the applicable Offering Date, that Employee would not be deemed for purposes of
Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

3.2      ELECTION TO PARTICIPATE; PAYROLL DEDUCTIONS

(a) An Eligible Employee may participate in the Plan only by means of payroll deduction. An Eligible Employee may elect to participate in the Plan during an Option Period by delivering to the Company by such time designated by the Committee preceding the Offering Date on which such Option Period commences a payroll deduction authorization in such manner as prescribed by the Committee.










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         (b) Payroll deductions (i) shall be equal to at least 2%, but not more than 20%, of the Participant's Compensation subject to the provisions of Sections 4.2 and 4.3 below. Amounts deducted from a Participant's Compensation pursuant to this Section 3.2 shall be credited to the Participant's Plan Account. A Participant may elect to reduce his or her payroll deduction percentage once during an Option Period by delivering a written payroll deduction authorization at a time and on a form prescribed by the Committee, subject to the minimum levels above.

         (c) A Participant's election to participate in the Plan with respect to an Option Period shall enroll such Participant in the Plan for each successive Option Period at the same payroll deduction percentage as in effect at the termination of the prior Option Period unless such Participant delivers to the Company a different election with respect to the successive Option Period by such time and in such manner as is designated by the Committee for enrollment in the Plan for such successive Option Period or unless such Participant becomes ineligible for participation in the Plan.

3.3      LEAVE OF ABSENCE

         During approved leaves of absence meeting the requirements of Regulation Section 1.421-7(h)(2) under the Code, a Participant may continue participation in the Plan subject to Section 3.2 (a).

                                   ARTICLE IV.
                               PURCHASE OF SHARES

4.1      OPTION PRICE

         The Option Price per share of the Common Stock sold to Participants hereunder shall be 85% of the Fair Market Value of such share on either the Offering Date or the Exercise Date of the Option Period, whichever is lower, but in no event shall the Option Price per share be less than the par value per share ($0.01) of the Common Stock.

4.2      PURCHASE OF SHARES

         (a) On each Exercise Date on which he or she is employed, each Participant will automatically and without any action on his or her part be deemed to have exercised his or her option to purchase at the Option Price the largest number of shares of Common Stock (including fractional shares) which can be purchased with the amount in the Participant's Plan Account and pursuant to the terms of the Plan. The balance, if any, remaining in the Participant's Plan Account (after exercise of his or her option) as of an Exercise Date shall be carried forward to the next Option Period if the Participant has elected to participate in the next Option Period, otherwise the balance will be paid to the Participant in cash as soon as practicable after the Exercise Date.

         (b) As soon as practicable following each Exercise Date, the number of shares purchased by such Participant pursuant to subsection (a) above will be delivered to the Plan to be held in its account at a stock brokerage or other financial services firm designated by the Company to be held on behalf of the Participant. In the event the Company is required to obtain from any commission or agency authority to issue any such shares of Common Stock, the Company will seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to him or her the amount withheld.





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4.3      LIMITATIONS ON PURCHASE

         No Employee shall be granted an option under the Plan which permits his or her rights to purchase Common Stock under the Plan or any other employee stock purchase plan of the Company or any of its Subsidiaries to accrue at a rate which exceeds $25,000 (as measured by the Fair Market Value of such Common Stock at the time the option is granted) for each calendar year such option is outstanding. For purposes of this Section 4.3, the right to purchase Common Stock under an option accrues when the option (or any portion thereof) becomes exercisable, and the right to purchase Common Stock which has accrued under one option under the Plan may not be carried over to any other option.

4.4      TRANSFERABILITY OF RIGHTS

         An option granted under the Plan shall not be transferable and is exercisable only by the Participant. No option or interest or right to the option shall be available to pay off any debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the option shall have no effect.

                                   ARTICLE V.
                       PROVISIONS RELATING TO COMMON STOCK

5.1      COMMON STOCK RESERVED

         Subject to adjustment as provided in Section 5.2, the maximum number of shares of Common Stock that shall be made available for sale under this Plan shall be 350,000, plus an annual increase on the first day of each of the Company's fiscal years beginning in 2003 and ending in 2012, equal to the lesser of (a) 100,000 shares, (b) 1.0% of the shares outstanding on the last day of the immediately preceding fiscal year, or (c) such lesser number of shares as is determined by the Board. Shares of Common Stock made available for sale under this Plan may be authorized but unissued or reacquired shares reserved for issuance under this Plan.

5.2      ADJUSTMENT FOR CHANGES IN COMMON STOCK

         In the event that adjustments are made in the number of outstanding shares of Common Stock or the shares are exchanged for a different class of stock of the Company by reason of stock dividend, stock split or other subdivision, the Committee shall make appropriate adjustments in (a) the number and class of shares or other securities that may be reserved for purchase hereunder and (b) the Option Price of outstanding options.

5.3      MERGER, ACQUISITION OR LIQUIDATION

         In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company's assets or 80% or more of the Company's then outstanding voting stock or the liquidation or dissolution of the Company, the date of exercise with respect to outstanding options shall be the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation or dissolution unless the Committee shall, in its sole discretion, provide for the assumption or substitution of such options in a manner complying with Section 424(a) of the Code. In the event any Designated Subsidiary ceases to be a Subsidiary of the Company by reason of sale, liquidation, merger or consolidation into another corporation, other than sale or merger with or into the Company or another Subsidiary, then the participation of each Eligible Employee of the Designated Subsidiary in the Plan shall terminate on the date immediately preceding the effective



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date of such merger or consolidation, sale or liquidation and the amount in such
Participant's Plan Account will be refunded to the Participant or his or her designated beneficiary or estate as soon as practicable.

5.4      INSUFFICIENT SHARES

         If the aggregate funds available for the purchase of Common Stock on any Exercise Date would cause an issuance of shares in excess of the number provided for in Section 5.1 above, (a) the Committee shall proportionately reduce the number of shares that would otherwise be purchased by each Participant in order to eliminate such excess, and (b) the Plan shall automatically terminate immediately after such Exercise Date.

5.5      RIGHTS AS STOCKHOLDERS

         With respect to shares of Common Stock subject to an option, a Participant shall not be deemed to be a stockholder and shall not have any of the rights or privileges of a stockholder. Participant shall have the rights and privileges of a stockholder when, but not until, the option is deemed exercised and the shares of Common Stock have been issued to the Plan on behalf of the Participant.

5.6      TRANSFERS OF STOCK

         All shares of Common Stock acquired upon exercise of an option under this Plan shall be held by the Plan in an account established by the Company at a stock brokerage or other financial institution on behalf of each Participant in the Plan. Subject to providing any notice required by Section 7.7, a Participant may at anytime sell shares held under the Plan on his or her behalf. Except as provided in Section 6.2, no shares of Common Stock may be transferred from the Plan to another stock brokerage or other financial institution by a Participant for a period of twelve (12) months following the purchase of such shares.

                                   ARTICLE VI.
                          TERMINATION OF PARTICIPATION

6.1      CESSATION OF CONTRIBUTIONS; VOLUNTARY WITHDRAWAL

(a) A Participant may cease payroll deductions during an Option Period by delivering written notice of such cessation to the Company. Upon any such cessation and subject to any minimums established by the Committee, the Participant may elect either to withdraw from the Plan pursuant to subsection
(b) below or to have amounts credited to his or her Plan Account held in the Plan for the purchase of Common Stock pursuant to Section 4.2. A Participant who ceases contributions to the Plan during any Option Period shall not be permitted to resume contributions to the Plan during that Option Period.

(b) A Participant may withdraw from the Plan at any time by written notice to the Secretary of the Company prior to the close of business on an Exercise Date or such earlier date as may be established by the Committee in its sole discretion. As soon as practicable after the notice of withdrawal is delivered, the Company shall refund the entire amount, if any, in a Participant's Plan Account to him or her, at which time the Participant's payroll deduction authorization, his or her interest in the Plan, and his or her option under the Plan shall terminate. Any Eligible Employee who withdraws from the Plan may again become a Participant in accordance with Section 3.2 above as of the next Offering Date.






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6.2      TERMINATION OF ELIGIBILITY

         If a Participant ceases to be eligible under Section 3.1 above for any reason, including death, retirement or other terminations, the amount in such Participant's Plan Account will be refunded to the Participant or his or her designated beneficiary or estate as soon as practicable after his or her termination of employment or other cessation of eligibility. Upon payment by the Company to the Participant or his or her beneficiary or estate of the remaining balance, if any, in Participant's Plan Account, the Participant's interest in the Plan and the Participant's option under the Plan shall terminate. Within 90 days after a Participant ceases to be eligible under Section 3.1, then any shares of Common Stock held by the Plan on behalf of the Participant will either be distributed to the Participant or transferred to another brokerage account established by the Participant for the receipt of such shares; provided that the Participant must provide the Company with such information as it deems necessary in order to make such transfer.

                                  ARTICLE VII.
                               GENERAL PROVISIONS

7.1      CONDITION OF EMPLOYMENT

        Neither the creation of the Plan nor an Employee's participation therein shall be deemed to create a contract of employment, any right of continued employment or in any way affect the right of the Company or a Subsidiary to terminate an Employee at any time with or without cause.

7.2      AMENDMENT OF THE PLAN

         The Board may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that without approval of the Company's stockholders given within 12 months before or after action by the Board, the Plan may not be amended to increase the maximum number of shares subject to the Plan or change the designation or class of Eligible Employees. Upon termination of the Plan, the balance in each Participant's Plan Account shall be refunded as soon as practicable after such termination.

7.3      USE OF FUNDS; NO INTEREST PAID

         All funds received by the Company by reason of purchase of Common Stock under this Plan will be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest will be paid to any Participant or credited under the Plan.

7.4      TERM; APPROVAL BY STOCKHOLDERS

         The Plan shall terminate on May 31, 2012, unless earlier terminated by action of the Board. No option may be granted during any period of suspension of the Plan nor after termination of the Plan. The Plan will be submitted for the approval of the Company's stockholders within 12 months after the date of the Board's initial adoption of the Plan. Options may be granted prior to such stockholder approval; provided, however, that such options shall not be exercisable prior to the time when the Plan is approved by the stockholders; provided further that if such approval has not been obtained by the end of said 12-month period, all options previously granted under the Plan shall thereupon be canceled and become null and void.

7.5      EFFECT UPON OTHER PLANS

         The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company or any Subsidiary (a) to establish any other forms of incentives or compensation



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for employees of the Company or any Subsidiary or (b) to grant or assume options otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

7.6      CONFORMITY TO SECURITIES LAWS

         Notwithstanding any other provision of this Plan, this Plan and the participation in this Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.7      NOTICE OF DISPOSITION OF SHARES

         The Company may require any Participant to give the Company prompt notice of any disposition of shares of Common Stock, acquired pursuant to the Plan, within two years after the applicable Offering Date or within one year after the applicable Exercise Date with respect to such shares. The Company may direct that the certificates evidencing shares acquired pursuant to the Plan refer to such requirement.

7.8      TAX WITHHOLDING

         The Company shall be entitled to require payment in cash or deduction from any compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of shares of Common Stock under the Plan or any sale of such shares.

7.9      GOVERNING LAW

         The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Delaware.













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